P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
January 23, 2014		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. INCREASES
QUARTERLY DIVIDEND 7% TO $0.15 PER SHARE
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today declared a quarterly cash dividend of $0.15 per common share, representing a 7% increase over last quarter’s dividend.
“The Board's decision to increase the dividend reflects our desire to enhance shareholder value through higher dividends as our earnings momentum continues to build,” said Chuck Sulerzyski, Peoples' President and CEO. “Our outlook for the company and its long-term earnings growth potential continues to improve. We believe raising the dividend is an efficient method of enhancing the return on our shareholders’ investment. Thus, we will evaluate the appropriateness of increasing the quarterly dividend as earnings increase, with the goal of maintaining a dividend payout ratio between 25% and 40% of annual earnings."
The dividend is payable on February 18, 2014, to shareholders of record on February 3, 2014. Based on 10.8 million common shares currently outstanding, the dividend declared represents a payout of approximately $1.6 million, or 31.7% of Peoples’ reported fourth quarter 2013 earnings. This quarterly dividend also produces an annualized yield of 2.68% based on the closing stock price of Peoples’ common shares of $22.37 on January 22, 2014.
Including this dividend, total dividends declared with respect to 2013 earnings were $0.57 per common share, up 24% from the $0.46 per common share declared for 2012, representing a payout ratio of 35.1%.
Peoples Bancorp Inc. is a diversified financial products and services company with $2.1 billion in assets, 50 locations and 47 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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